Exhibit 99.1

PRESS RELEASE

MagnaChip Announces Management Changes

SEOUL, South Korea and CUPERTINO, Calif., May 4, 2015 — MagnaChip Semiconductor Corporation (“MagnaChip” or the “Company”) (NYSE: MX), a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products, today announced that Tae Young Hwang has resigned as the Company’s Chief Operating Officer and President and from all other officer and director positions with the Company and its subsidiaries. Mr. Hwang’s resignation was effective as of April 30, 2015.

The Company also announced that Young-Joon Kim, the Company’s Interim Chief Executive Officer and General Manager, Display Solutions Division, will assume Mr. Hwang’s duties as the Company’s principal operating officer. In addition, the Company announced that Seung-Hoon Lee, the Company’s Senior Vice President of Manufacturing Operations, will oversee the Company’s semiconductor manufacturing services operations on a day-to-day basis and will report to Mr. Kim. Mr. Lee, who has 28 years of manufacturing operations experience in the semiconductor industry, is the current head of the Company’s fabrication facility in Gumi, South Korea, and previously served as the head of the Company’s fabrication facility in Cheongju, South Korea.

About MagnaChip Semiconductor Corporation

Headquartered in South Korea, MagnaChip is a Korea-based designer and manufacturer of analog and mixed-signal semiconductor products for high volume consumer applications. MagnaChip believes it has one of the broadest and deepest range of analog and mixed-signal semiconductor platforms in the industry, supported by its 30-year operating history, a large portfolio of registered and pending patents and extensive engineering and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through MagnaChip’s website is not a part of, and is not incorporated into, this release.

Safe Harbor for Forward-Looking Statements

Information in this release regarding the Company’s forecasts, business outlook, expectations and beliefs are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to the Company as of the date of this release, which may change, and the Company assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from the Company’s current expectations. The Company assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

CONTACT:

Robert Pursel

Director of Investor Relations

Tel. +1-408-625-1262

robert.pursel@magnachip.com

# # #